Exhibit 16

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K/A of Hanover Gold Company, Inc. dated December 29, 2004, and have the following comments:

-     With  respect  to  Item  4.01  paragraph1,  we  agree with the statements.
- With respect to Item 4.01 paragraph 2, we agree with the statements except that our report for the past two years included a "going concern" paragraph.
-     With  respect  to  Item  4.01  paragraph  3, we agree with the statements.

Very  truly  yours,

/s/  DeCoria,  Maichel  &  Teague  P.S.

DeCoria,  Maichel  &  Teague  P.S

Spokane,  Washington
December  29,  2004